Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-120878 and 333-198332) on Form S-8 of our report dated June 23, 2022, with respect to the financial statements and supplemental schedule of the Mosaic Union Savings Plan.
(signed) KPMG LLP

Minneapolis, Minnesota
June 23, 2022